Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Aircastle Limited for the registration of $500,000,000 of 6.25% Senior Notes due 2019 and to the incorporation by reference therein of our reports dated February 29, 2012, with respect to the consolidated financial statements of Aircastle Limited and the effectiveness of internal control over financial reporting of Aircastle Limited included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

December 7, 2012